Exhibit 99.1

Green Mountain Coffee Roasters, Inc. Reports Fiscal Year 2012 First Quarter Results

Strong Keurig® Single Cup Brewer and Beverage Holiday Sales Drive 102% Net Sales Growth

WATERBURY, Vt.--(BUSINESS WIRE)--February 1, 2012--Green Mountain Coffee Roasters, Inc., (GMCR) (NASDAQ: GMCR), a leader in specialty coffee and coffee makers, today announced its fiscal year 2012 first quarter results for the thirteen weeks ended December 24, 2011.

Performance Highlights

First Quarter Fiscal Year 2012

  Net sales of $1,158.2 million, up 102% over net sales of $574.1 million in the year-ago quarter
  GAAP EPS of $0.66 compared to first quarter fiscal year 2011 GAAP EPS of $0.02; non-GAAP EPS of $0.60 increases 233% over $0.18 in the year-ago quarter
  GAAP operating income of $145.8 million compared to first quarter fiscal year 2011 GAAP operating income of $23.3 million; non-GAAP operating income of $158.0 million improves 258% over the year-ago quarter
  GAAP net income of $104.4 million compared to first quarter fiscal year 2011 GAAP net income of $2.4 million; non-GAAP net income of $96.0 million increases 264% over the year-ago quarter

“North American consumers continue to embrace the convenience, choice and consistent experience provided by the Keurig® Single Cup Brewing system and, as evidenced by our strong holiday sales, are encouraging friends and family to do the same,” said Lawrence J. Blanford, GMCR's president and CEO. “We believe our sales in the period were, in part, the result of our efforts to ensure strong in-stock positions on store shelves as well as due to growing awareness of the Keurig® brand which was aided by our nationwide advertising and strong in-store merchandising.”

With increasing consumer adoption, the Keurig® Single Cup Brewing system, supported by GMCR’s growing family of owned and non-owned beverage brands in K-Cup® packs, is changing the way North America brews its coffee and other beverages.

“The value of single-serve, at-home brewing seems to be resonating with consumers,” added Blanford. “According to NPD Group, in calendar 2011, sales of single-serve coffee makers accounted for 50% of the total dollars consumers spent overall in the coffee maker category. The Keurig® Single Cup Brewing system has set the bar for consumers’ single-cup experience, and drove an estimated 35% unit share of all coffee makers during the October through December 2011 period according to NPD.”

First Quarter Fiscal Year 2012 Financial Review

Net Sales (in millions)

	Thirteen weeks ended
	December 24, 2011	December 25, 2010	$ Increase (Decrease)	% Increase (Decrease)
K-Cup® Packs	$715.7	$332.9	$382.8	115%
Brewers and Accessories	330.4	188.0	142.4	76%
Other Products and Royalties	112.1	53.2	58.9	111%
Total Net Sales	$1,158.2	$574.1	$584.1	102%

  Approximately 90% of consolidated first quarter fiscal year 2012 net sales were from sales of Keurig® Single Cup Brewers, K-Cup® packs, and Keurig®-related accessories, with the remainder of net sales consisting primarily of sales of bagged coffee and sales from the office coffee services business.
    GMCR sold 4.0 million Keurig® Single Cup Brewers during the first quarter of fiscal year 2012. This brewer shipment number does not account for consumer returns.
    We estimate that the combination of brewer shipments from GMCR and its licensed partners resulted in shipments of 4.2 million Keurig® Single Cup Brewers in the first quarter of fiscal year 2012.
    The year-over-year increase in K-Cup® pack sales was driven by an 81 percentage point increase in K-Cup® pack sales volume, a 21 percentage point increase in K-Cup® pack net price realization due to price increases implemented during fiscal year 2011 to offset higher green coffee and other input costs, and a 13 percentage point increase in K-Cup® pack net sales due to the acquisition of Van Houtte.
  Net sales from Van Houtte, acquired in December 2010 and part of the Canadian business unit, contributed approximately $111.9 million to consolidated net sales in the first quarter of fiscal year 2012, an increase of $103.1 million compared to the prior year period.
  First quarter of fiscal year 2012 gross profit of $336.6 million represented gross margin of 29.1% of net sales compared to 25.0% for the corresponding quarter in fiscal year 2011.
    The improvement is due to the net price realization from price increases on K-Cup® packs implemented during fiscal year 2011 to offset higher green coffee and other input costs, a shift in the Company’s sales mix due to K-Cup® packs increasing as a percentage of overall sales and the net price realization from price increases on Keurig® Single Cup Brewers implemented to offset higher input costs. These benefits offset higher green coffee costs in the first quarter of fiscal year 2012, and higher sales return expenses associated with Keurig® Single Cup Brewers.
  GAAP operating margin improved to 12.6% of net sales in the first quarter of fiscal year 2012 from 4.1% in the prior year period as a result of selling, operating, and general and administrative expense leverage. During the first quarter of fiscal year 2011, general and administrative expense included approximately $8.7 million in transaction-related expenses due to the Van Houtte acquisition and $6.0 million in legal and accounting expenses associated with the SEC inquiry, the Company’s internal investigation and pending litigation.
  Non-GAAP operating margin, which excludes $0.7 million in expenses associated with the SEC inquiry and pending litigation, as well as $11.5 million in amortization of identifiable intangibles related to the Company’s acquisitions, improved to 13.6% of net sales in the first quarter of fiscal year 2012 from 7.7% in the prior year period.
  On October 3, 2011, the Company sold all the outstanding shares of Van Houtte USA Holdings, Inc., also known as the Van Houtte U.S. Coffee Service business or “Filterfresh” business resulting in a gain of $26.3 million.
  The Company’s effective income tax rate was 37.7% for the first quarter of fiscal year 2012 as compared to an 80.5% effective tax rate for the prior year period. The difference is primarily attributable to the non-deductible acquisition-related costs recognized in the first quarter of fiscal year 2011 related to the Van Houtte acquisition.
  Diluted weighted average shares outstanding increased 8.4% to 159.4 million in the first quarter of fiscal year 2012 from 147.0 million in the first quarter of fiscal year 2011 primarily due to the issuance of approximately 10.1 million shares on May 11, 2011 from a public offering and concurrent private placement to Luigi Lavazza S.p.A. pursuant to its preemptive rights.

Balance Sheet Highlights

  Accounts receivable increased 73% year-over-year to $412.5 at December 24, 2011, from $238.1 million at December 25, 2010, reflecting continued sales growth.
  Also reflecting continued growth in the business, inventories were $606.7 million at December 24, 2011 compared to $269.1 million at December 25, 2010. The year-over-year increase is comprised of:

    a $175.2 million, or 266%, increase in raw materials most notably from an increase in green coffee volume and a 44% average green coffee cost increase;
    a $162.4 million, or 80%, increase in finished goods inventory with approximately 66% of the increase due to K-Cup® packs on hand.
  On October 3, 2011, the sale of the Filterfresh business to ARAMARK Refreshment Services, LLC was completed in exchange for $149.6 million in cash. Approximately $4.4 million of cash was transferred to ARAMARK as part of the sale of Filterfresh, resulting in a net cash inflow related to the Filterfresh sale of $142.6 million, net of transaction costs of $2.6 million. The purchase agreement with ARAMARK contained a covenant whereby the Company was required to re-pay a portion of the proceeds received from ARAMARK in the event of certain conditions. Subsequent to December 24, 2011, the covenant was settled under which the Company paid ARAMARK $7.4 million.
  Debt outstanding decreased to $479.7 million at December 24, 2011 from $1,085.0 million at December 25, 2010 as a result of paying down our long-term revolver. Proceeds from the public offering and concurrent private placement to Luigi Lavazza S.p.A. on May 11, 2011 and from the sale of Filterfresh on October 3, 2011 were used to reduce our outstanding debt obligations.

Business Outlook and Other Forward-Looking Information

Company Estimates for Fiscal Year 2012*

“Our brewer sales in the first quarter of fiscal year 2012 were above our expectations, with approximately 4.2 million brewers sold by the combination of GMCR and our licensed partners. That total is more than half of the 6.5 million brewers sold in all of our fiscal year 2011,” said Blanford. “As these brewers come into use, we expect them to have a positive impact on future portion pack demand. Given the challenge of estimating sales in such a dynamic environment, in the coming months we will be working to ensure we apply appropriate rigor and analyses to confirm and refine our modeling assumptions and estimates of forward demand. In the meantime however, we are reaffirming our prior revenue and earnings estimates for fiscal year 2012.”The Company reaffirmed its prior estimates for its fiscal year 2012, including:

  Total consolidated net sales growth of 60% to 65% from fiscal year 2011.
  Fiscal year 2012 non-GAAP earnings per diluted share in a range of $2.55 to $2.65 per diluted share, excluding any acquisition-related transaction expenses; legal and accounting expenses related to the SEC inquiry and the Company’s pending litigation; amortization of identifiable intangibles related to the Company’s acquisitions; and any gain from the sale of the Filterfresh business.
  Capital expenditures in the range of $630.0 million to $700.0 million for fiscal year 2012.

* Referenced brewer shipments do not account for returns.

Company Estimates for Second Quarter Fiscal Year 2012

The Company is providing initial estimates for the second quarter of fiscal year 2012:

  Net sales growth of 45% to 50%.
  Fully diluted non-GAAP earnings per share in the range of $0.60 to $0.65 per share excluding any acquisition-related transaction expenses; legal and accounting expenses related to the SEC inquiry and the Company’s pending litigation; and amortization of identifiable intangibles related to the Company’s acquisitions.

Of note when comparing growth rates for fiscal years 2011 and 2012: second quarter fiscal year 2011 results reflect the impact of the acquisition of Van Houtte completed during first quarter of fiscal 2011; a price increase on K-Cup® packs announced in the first quarter of fiscal year 2011 and completed in the second quarter of fiscal year 2011 across all channels was a meaningful contributor to the second quarter fiscal year 2011’s growth; and, year-over-year comparisons will need to consider GMCR’s sale of its Filterfresh business in October 2011 which contributed approximately $91 million in revenue during fiscal year 2011.

The Company’s estimates for its second quarter fiscal year 2012 reflect lower portion pack and brewer growth rates compared to its first quarter fiscal year 2012 following the extraordinary growth driven by holiday purchases during first quarter fiscal year 2012 and the established seasonality of the business.

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles (GAAP), the Company provides non-GAAP operating results that exclude certain charges or credits such as transaction expenses related to the Company’s acquisitions including the foreign exchange impact of hedging the risk associated with the Canadian dollar purchase price of the Van Houtte acquisition; any gain from sale of the Fitlerfresh U.S.-based coffee services business; legal and accounting expenses related to the SEC inquiry and pending litigation; non-cash related items such as amortization of identifiable intangibles and losses incurred on the extinguishment of debt; and the effect of net operating and capital loss carryforwards, each of which include adjustments to show the tax impact of excluding these items. These amounts are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these measures provide investors with transparency by helping illustrate the underlying financial and business trends relating to the Company’s results of operations and financial condition and comparability between current and prior periods. Management uses the measures to establish and monitor budgets and operational goals and to evaluate the performance of the Company. Please see the “GAAP to Non-GAAP Reconciliation of Unaudited Consolidated Statements of Operations” tables that accompany this document for a full reconciliation the Company’s GAAP to non-GAAP results.

Conference Call and Webcast

Green Mountain Coffee Roasters, Inc. will be discussing these financial results with analysts and investors in a conference call and live webcast available via the Internet at 5:00 p.m. ET today, February 1, 2012. Management’s prepared remarks on its quarterly results will be provided via a Current Report on Form 8-K and also posted under the events link in the Investor Relations section of the Company’s website at www.GMCR.com. As a result, the conference call will include only brief remarks by management followed by a question and answer session. The call along with accompanying slides is accessible via live webcast from the events link in the Investor Relations portion of the Company’s website at http://investor.gmcr.com/events.cfm. The Company archives the latest conference call for a period of time. A replay of the conference call also will be available by telephone at (719) 457-0820, Passcode 9427808 from 9:00 p.m. ET on February 1, 2012 through 9:00 p.m. ET on Sunday, February 5, 2012.

About Green Mountain Coffee Roasters, Inc.

As a leader in specialty coffee and coffee makers, Green Mountain Coffee Roasters, Inc. (GMCR) (NASDAQ: GMCR), is recognized for its award-winning coffees, innovative Keurig® Single Cup brewing technology, and socially responsible business practices. GMCR supports local and global communities by offsetting 100% of its direct greenhouse gas emissions, investing in sustainably-grown coffee, and donating at least five percent of its pre-tax profits to social and environmental projects.

GMCR routinely posts information that may be of importance to investors in the Investor Relations section of its website, including news releases and its complete financial statements, as filed with the SEC. The Company encourages investors to consult this section of its website regularly for important information and news. Additionally, by subscribing to the Company’s automatic email news release delivery, individuals can receive news directly from GMCR as it is released.

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those stated here. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the difficulty in forecasting sales and production levels, the degree to which there are changes in consumer sentiment in this difficult economic environment, the Company’s success in efficiently expanding operations and capacity to meet growth, the Company’s success in efficiently and effectively integrating the Company’s acquisitions, the ability to maximize or successfully assert our intellectual property rights, the Company’s success in introducing and producing new product offerings, the Company’s dependence on external capital, including the Company’s credit facility, competition and other business conditions in the coffee industry and food industry in general, fluctuations in availability and cost of high-quality green coffee, any other increases in costs including fuel, the Company’s ability to continue to grow and build profits in the At Home and Away from Home businesses, the Company’s ability to attract and retain senior management, the continued availability of a consistent supply of parts for our brewers, and the brewers themselves, the Company experiencing product liability, product recall and higher than anticipated rates of warranty expense or sales returns associated with a product quality or safety issue, the extent to which the data security of the Company’s websites may be compromised, the impact of the loss of major customers for the Company or reduction in the volume of purchases by major customers, delays in the timing of adding new locations with existing customers, the Company’s level of success in continuing to attract new customers, sales mix variances, weather and special or unusual events, the impact of the inquiry initiated by the SEC and any related litigation or additional governmental investigative or enforcement proceedings, as well as other risks described more fully in the Company’s Annual Report on Form 10-K for fiscal year 2011 and other filings with the SEC. Forward-looking statements reflect management’s analysis as of the date of this release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

GMCR-C

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Statements of Operations
(Dollars in thousands except per share data)

	Thirteen	Thirteen
	weeks ended	weeks ended
	December 24,	December 25,
	2011	2010
Net sales	$1,158,216	$574,148
Cost of sales	821,612	430,548
Gross profit	336,604	143,600

Selling and operating expenses	141,358	78,289
General and administrative expenses	49,408	42,031
Operating income	145,838	23,280

Other income (expense), net	691	88
Loss on financial instruments, net	(1,134)	(6,342)
Gain on foreign currency, net	2,686	1,579
Gain on sale of subsidiary	26,311	-
Interest expense	(6,463)	(6,058)
Income before income taxes	167,929	12,547

Income tax expense	(63,247)	(10,098)
Net Income	$104,682	$2,449

Net income attributable to noncontrolling interests	268	37

Net income attributable to GMCR	$104,414	$2,412

Basic income per share:
Basic weighted average shares outstanding	154,704,471	141,374,327
Net income per common share - basic	$0.67	$0.02

Diluted income per share:
Diluted weighted average shares outstanding	159,367,829	147,036,072
Net income per common share - diluted	$0.66	$0.02

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Balance Sheets
(Dollars in thousands)

	December 24,	September 24,
	2011	2011
Assets
Current assets:
Cash and cash equivalents	$84,111	$12,989
Restricted cash and cash equivalents	9,087	27,523
Receivables, less uncollectible accounts and return allowances of $58,956 and $21,407 at December 24, 2011 and September 24, 2011, respectively	412,464	310,321
Inventories	606,679	672,248
Income taxes receivable	1,645	18,258
Other current assets	33,848	28,072
Deferred income taxes, net	35,675	36,231
Current assets held for sale	-	25,885
Total current assets	1,183,509	1,131,527

Fixed assets, net	674,764	579,219
Intangibles, net	520,820	529,494
Goodwill	792,700	789,305
Other long-term assets	46,464	47,759
Long-term assets held for sale	-	120,583

Total assets	$3,218,257	$3,197,887

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$8,343	$6,669
Accounts payable	247,505	265,511
Accrued compensation costs	29,744	43,260
Accrued expenses	133,710	92,120
Income tax payable	39,081	9,617
Deferred income taxes, net	245	243
Other current liabilities	33,064	34,613
Current liabilities related to assets held for sale	-	19,341
Total current liabilities	491,692	471,374

Long-term debt	471,344	575,969
Deferred income taxes, net	196,049	189,637
Other long-term liabilities	18,082	27,184
Long-term liabilities related to assets held for sale	-	474

Commitments and contingencies

Redeemable noncontrolling interests	10,908	21,034

Stockholders' equity:
Preferred stock, $0.10 par value: Authorized - 1,000,000 shares; No shares issued or outstanding	-	-
Common stock, $0.10 par value: Authorized - 200,000,000 shares; Issued and outstanding - 154,769,830 and 154,466,463 shares at December 24, 2011 and September 24, 2011, respectively	15,477	15,447
Additional paid-in capital	1,507,912	1,499,616
Retained earnings	516,247	411,727
Accumulated other comprehensive loss	(9,454)	(14,575)
Total stockholders' equity	$2,030,182	$1,912,215

Total liabilities and stockholders' equity	$3,218,257	$3,197,887

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Statements of Cash Flows
(Dollars in thousands)

	Thirteen	Thirteen
	weeks ended	weeks ended
	December 24,	December 25,
	2011	2010
Cash flows from operating activities:
Net income	$104,682	$2,449
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	25,611	11,995
Amortization of intangibles	11,453	6,136
Amortization deferred financing fees	1,513	409
Loss on extinguishment of debt	-	2,555
Unrealized gain of foreign currency	(2,050)	(1,473)
Loss on disposal of fixed assets	232	34
Gain on sale of subsidiary	(26,311)	-
Provision for doubtful accounts	1,422	384
Provision for sales returns	54,630	27,521
Unrealized loss on financial instruments, net	1,383	3,148
Excess tax benefits from equity-based compensation plans	(3,908)	(914)
Deferred income taxes	5,636	2,487
Deferred compensation and stock compensation	3,606	2,261
Changes in assets and liabilities, net of effects of acquisition:
Receivables	(155,553)	(52,099)
Inventories	67,048	30,030
Income tax receivable/payable, net	49,953	6,637
Other current assets	(5,952)	2,183
Other long-term assets, net	(365)	(16,615)
Accounts payable	(25,535)	2,335
Accrued compensation costs	(13,295)	(15,257)
Accrued expenses	40,868	20,937
Other current liabilities	(144)	(2,045)
Other long-term liabilities	(225)	16,631
Net cash provided by operating activities	134,699	49,729

Cash flows from investing activities:
Change in restricted cash	581	117
Proceeds from notes receivable	202	42
Acquisition of LJVH Holdings, Inc. (Van Houtte), net of cash acquired	-	(907,835)
Proceeds from sale of subsidiary, net of cash transferred	142,566	-
Capital expenditures for fixed assets	(101,848)	(47,506)
Proceeds from disposal of fixed assets	166	21
Net cash provided by (used in) investing activities	41,667	(955,161)

Cash flows from financing activities:
Net change in revolving line of credit	(113,074)	288,095
Proceeds from issuance of common stock under compensation plans	811	411
Proceeds from issuance of common stock for private placement	-	249,524
Cash distributions to redeemable noncontrolling interests shareholders	(49)	-
Excess tax benefits from equity-based compensation plans	3,908	914
Principal payments under capital lease obligations	(622)	(2)
Proceeds from borrowings of long-term debt	-	794,500
Deferred financing fees	-	(41,438)
Repayment of long-term debt	(1,616)	(354,544)
Net cash (used in) provided by financing activities	(110,642)	937,460

Change in cash balances included in current assets held for sale	5,160	(3,638)

Effect of exchange rate changes on cash and cash equivalents	238	162

Net increase in cash and cash equivalents	71,122	28,552
Cash and cash equivalents at beginning of period	12,989	4,401
Cash and cash equivalents at end of period	$84,111	$32,953

Supplemental disclosures of cash flow information:
Fixed asset purchases included in accounts payable and not disbursed at the end of each year	$33,463	$11,676

Non cash financing and investing activities:
Equipment acquired under capital lease obligations/vendor notes	$10,974	$-

GREEN MOUNTAIN COFFEE ROASTERS, INC.
GAAP to Non-GAAP Reconciliation of Unaudited Consolidated Statements of Operations
(Dollars in thousands, except per share data)

		Thirteen weeks ended December 24, 2011		Thirteen weeks ended December 25, 2010
	Operating income	$145,838		$23,280
	Acquisition-related expenses (1)	-		8,668
	Expenses related to SEC inquiry (2)	669		5,989
	Amortization of identifiable intangibles (3)	11,453		6,136
	Non-GAAP operating income	$157,960		$44,073

		Thirteen weeks ended December 24, 2011		Thirteen weeks ended December 25, 2010
	Net income attributable to GMCR	$104,414		$2,412
	After tax:
	Acquisition-related expenses (1)	-		16,382
	Expenses related to SEC inquiry (2)	417		3,680
	Amortization of identifiable intangibles (3)	7,849		3,893
	Gain on sale of subsidiary (4)	(16,685)		-
	Non-GAAP net income	$95,995		$26,367

		Thirteen weeks ended December 24, 2011		Thirteen weeks ended December 25, 2010
	Diluted income per share	$0.66		$0.02
	After tax:
	Acquisition-related expenses (1)	$-		$0.11
	Expenses related to SEC inquiry (2)	$0.00		$0.03
	Amortization of identifiable intangibles (3)	$0.05		$0.03
	Gain on sale of subsidiary (4)	$(0.10)		$-
	Non-GAAP net income per share	$0.60	*	$0.18	*

	* Does not add due to rounding.

(1)	Reflects direct acquisition-related expenses of $10.8 million (net of income tax benefit of $2.1 million); the write-off of deferred financing expenses of $1.6 million (net of income tax provision of $1.0 million) on our former credit facility in conjunction with the new financing secured for the Van Houtte acquisition; and the foreign exchange impact of hedging the risk associated with the Canadian dollar purchase price of the Van Houtte acquisition of $4.0 million (net of income tax provision of $1.3 million). Direct acquisition-related expenses incurred prior to the closing of the acquisition are tax affected. Upon the close of the Van Houtte acquisition in the first quarter of fiscal 2011, the direct acquisition related expenses are nondeductible. As a result, during the first quarter of fiscal 2011, the Company recognized a $2.1 million tax expense related to the reversal of nondeductible acquisition-related expenses incurred during the Company’s fourth quarter of fiscal 2010. This tax affect was reversed for purposes of this non-GAAP table.

(2)	Represents legal and accounting expenses related to the SEC inquiry and pending litigation classified as general and administrative expense.

(3)	Represents the amortization of intangibles related to the Company’s acquisitions classified as general and administrative expense.

(4)	Represents the gain recognized on the sale of Filterfresh, net of income taxes of $9.6 million.

CONTACT:
Green Mountain Coffee Roasters, Inc.
Suzanne DuLong, 802-882-2100
VP IR & Corporate Comm
Investor.Services@GMCR.com